INCORPORATED UNDER THE LAWS OF NEVADA

NUMBER

SHARES

NOVA ENERGY, INC.

COMMON STOCK 52,000,000 AUTHORIZED SHARES $0.001 PAR VALUE NON-ASSESSABLE

CUSIP 66979H 20 9

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Specimen

Shares of NOVA ENERGY, INC. *Capital Stock*

transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
7069 Highland Dr., Suite 300, Salt Lake City, UT 84121

By: ____________________
TRANSFER AGENT – AUTHORIZED SIGNATURE

President

NOVA ENERGY, INC.
SEAL
NEVADA

Secretary